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[LOGO OF JOHN HANCOCK] Variable Life Insurance Company John Hancock Place
                                                       Boston, Massachusetts 02117
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POLICY SPLIT OPTION RIDER

This rider may not be issued subsequent to the Date of Issue of the policy.

1. DEFINITIONS

The term "AGE" means age on the nearest birthday.

The term "INSURED" means either Insured under the Survivorship Policy to which this Rider is attached.

The term "SURVIVORSHIP POLICY" refers to the Variable Survivorship Life Insurance contract issued by John Hancock Variable Life Insurance Company to which this Rider is attached.

The terms "WE", "US", and "OUR" refer only to the John Hancock Variable Life Insurance Company.

The terms "YOU" and "YOUR" refer only to the Owner(s) of this policy.

2. RIGHT TO EXCHANGE

While both Insureds are alive you may exchange this Survivorship Policy for separate single life policies on the life of each Insured without evidence of insurability under the conditions for exchange as described in Section 3 of this Rider. To exercise this option, a policy on the life of each Insured must be applied for and issued. When this option is exercised, the Survivorship Policy will be terminated.

The charge for this Rider is shown in the Policy Specifications of the Survivorship Policy.

3. CONDITIONS FOR EXCHANGE

The exchange is subject to all of the following conditions:

  (a)  Either (1) or (2) must be met.

       (1) In the case of divorce, a final divorce decree issued by a court of competent jurisdiction in the United States on the Insureds' marriage must be in effect for at least 6 months, but not more than one year before the date of exchange. Evidence of such decree must be received by us prior to the date of exchange.

       (2) In the case of a change in the Federal Tax Law, the change in law must result in either (i) a reduction in the Unlimited Federal Estate Tax marital deduction; or (ii) a reduction in the maximum Federal Estate Tax bracket rate to a rate below 25%. You must request the exchange in writing within six months of the first enactment date of a qualifying change in Federal Tax Law.

  (b) You must request the exchange in writing. The Owner of each new policy must have an insurable interest in the Insured under such policy. If the Survivorship Policy has been assigned, the assignee must consent to the exchange.

  (c)  The Survivorship Policy must be in full force on the exchange date.

  (d) We must receive payment of the first premium for each new policy on or before the Issue Date of each new policy.

  (e)  All premiums must be paid to the date of exchange.

  (f) Neither of the Insureds was uninsurable at the time the Survivorship Policy was issued.

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4. THE NEW POLICIES

The Sum Insured of each new policy will be one half of the Death Benefit of the Survivorship Policy on the date of exchange. One half of the Surrender Value of the Survivorship Policy will be applied as an initial premium on each of the new policies.

The Issue Date of each new policy will be the date of exchange. Premiums for the new policies will be based on our rates then in effect, and the underwriting class of each new policy will be the class that the individual Insured was in at the time the Survivorship Policy was issued.

The new policies may be any single life policies (other than term insurance) available on the date of exchange for which the Insured qualifies, based upon the Sum Insured and the Insured's issue age and underwriting class.

You may request that additional Riders be included in each new policy. The issue of any such Rider will require our consent and evidence of insurability satisfactory to us.

5.TERMINATION

This Rider is part of the Survivorship Policy. The Rider will terminate on the earliest of:

(a)  The lapse, exchange, or termination of the Survivorship Policy; or

(b)  The death of either Insured; or

(c)  The policy anniversary nearest the older Insured's 80th birthday; or

(d) The payment or application of the Surrender Value of the Survivorship Policy; or

(e)  The date this Rider is discontinued upon request.

SIGNED FOR THE COMPANY AT BOSTON, MASSACHUSETTS.

                                                                      Secretary